NEWS RELEASE

LION COPPER ANNOUNCES CSE LISTING AND

VOLUNTARY DELISTING FROM TSXV

September 4, 2024, Vancouver, British Columbia - Lion Copper and Gold Corp. ("Lion CG", or the "Company") (TSX-V: LEO) (OTCQB: LCGMF) announces that it has received conditional approval to list its common shares on the Canadian Securities Exchange ("CSE"). In connection with the listing the Company will voluntarily delist its common shares from the TSX Venture Exchange (the "TSXV").

The board of the directors of the Company has determined that this transition is in the best interests of the Company.

The CSE offers a more cost-effective platform with a streamlined regulatory framework that is well-suited for the Company's current stage of development. Despite the change in exchange, we will continue to meet all obligations as a reporting issuer under Canadian securities and SEC regulations.

The Company expects to delist its common shares from the TSX-V on or about September 19, 2024 and list its common share on the CSE on or about September 20, 2024. The Company will remain a "reporting issuer" under applicable Canadian securities laws throughout the process. The Company will retain the trading symbol "LEO" and its shares will continue to be quoted on the OTCQB under the symbol "LCGMF".

About Lion CG

Lion Copper and Gold Corp. is a Canadian-based company advancing its flagship copper projects at Yerington, Nevada through an Option to Earn-in Agreement with Nuton LLC, a Rio Tinto Venture.

Further information can be found at www.lioncg.com

On behalf of the Board of Directors

Steven Dischler

Chief Executive Officer

For more information please contact:

Email: info@lioncg.com

Website: www.lioncg.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This news release includes forward-looking statements within the meaning of applicable securities laws. Except for statements of historical fact, any information contained in this news release may be a forward‐looking statement that reflects the Company's current views about future events and are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward‐looking statements by the words "may," "might," "will," "could," "would," "should," "expect," "intend," "plan," "objective," "anticipate," "believe," "estimate," "predict," "project," "potential," "target," "seek," "contemplate," "continue" and "ongoing," or the negative of these terms, or other comparable terminology intended to identify statements about the future.  Forward‐looking statements may include statements regarding the TSXV delisting and the CSE listing. Although the Company believes that it has a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. The Company cannot assure that the actual results will be consistent with these forward-looking statements.  These forward‐looking statements speak only as of the date of this news release and the Company undertakes no obligation to revise or update any forward‐looking statements for any reason, even if new information becomes available in the future.